Exhibit 99.3

AMENDMENT OF STOCK OPTION AGREEMENT

This AMENDMENT OF STOCK OPTION AGREEMENT (this “Amendment”) is entered into as of this              day of December, 2005, by and between MidCarolina Financial Corporation, a North Carolina corporation (“MidCarolina”), and the undersigned recipient (the “Optionee”) of stock options previously granted under MidCarolina’s Employee Stock Option Plan (the “Plan”).

WHEREAS, the Optionee was awarded options under the Plan to acquire common stock of MidCarolina on the terms and conditions set forth in one or more Stock Option Grant and Agreement documents (the “Option Agreement”) executed by the Optionee,

WHEREAS, Exhibit A attached hereto identifies the options awarded to and held by the Optionee that have not yet become fully vested and exercisable but that remain outstanding on the date of this Amendment, identifying the date of the option grant, the number of shares acquirable by exercise of the option and the exercise price (each as adjusted for later stock splits and stock dividends), and the vested percentage of the stock options held by the Optionee,

WHEREAS, MidCarolina’s board of directors has determined that it is in the best interests of MidCarolina that vesting of the Optionee’s options be accelerated,

WHEREAS, in accordance with the terms of the Plan and the Option Agreement MidCarolina and the Optionee desire to amend the Option Agreement to provide for immediate vesting of all unvested stock options shown on Exhibit A, and

WHEREAS, to rectify a clerical error in the Option Agreement, MidCarolina and the Optionee desire to clarify that the Option Agreement grants to the Optionee the right to acquire shares of MidCarolina and not shares of MidCarolina’s subsidiary bank.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MidCarolina and the Optionee hereby agree as follows.

1. Defined Terms. Terms used but not defined in this Amendment shall have the meanings given in the Plan and the Option Agreement.

2. Immediate Vesting. Effective as of the date of this Amendment, all of the unvested stock options shown on Exhibit A to this Amendment shall be fully vested and exercisable for the remaining term of the options in accordance with and subject to the terms and conditions of the Plan and the Option Agreement.

3. Resale Restriction. (a) In addition to any requirement set forth in the Option Agreement that shares acquired by exercise of an option be held in escrow for at least one year after exercise, shares of MidCarolina common stock issued upon the exercise of an option whose vesting accelerates under Section 2 shall be subject to a resale restriction. Specifically, shares acquired by exercise of the option after the date of this Amendment may not be sold, exchanged, or otherwise transferred by the Optionee until the date on which the option would have become entirely vested and exercisable without regard to the amendment set forth in Section 2. The resale restriction of this paragraph (a) shall apply regardless of whether a portion of the option being exercised would have become vested and exercisable on the date of exercise without regard to the accelerated vesting effected by Section 2. However, the resale restriction shall not apply to the portion of the option that was already vested and exercisable on the date of this Amendment or to any portion of the option that would have become vested and exercisable in 2006. The undersigned Optionee’s stock option becomes exercisable in equal 20% annual increments, with 20% becoming exercisable on April 18, 2006, 2007, 2008, and 2009 and the first 20% increment having become exercisable on April 18, 2005. No portion of the stock has been exercised as of the date of this Amendment. Accordingly, 60% of the shares acquired by exercise of the option shall be subject to the resale restriction of this Section 3(a) if the option is exercised in full after the date of this Amendment but before April 15, 2009.

(b) The restriction on sale, exchange, and other transfer set forth in Section 3(a) shall lapse and shall be of no further force or effect upon the earliest occurrence of a change in control of MidCarolina or the death, disability, or retirement of the Optionee.

(c) The share certificates issued for any shares to which the resale restriction of Section 3(a) applies shall bear the following legend.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON SALE, EXCHANGE, AND OTHER TRANSFER AS SET FORTH IN AN AMENDMENT OF STOCK OPTION AGREEMENT BETWEEN THE ISSUER AND THE HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER.

4. Optionee’s Financial and Tax Consequences. The undersigned Optionee acknowledges that he or she has had the opportunity to discuss accelerated vesting of stock options with his or her personal tax and financial advisors, understands the tax and financial consequences of entering into this Amendment, and has agreed to accelerated vesting of his or her stock options.

5. References to Stock of MidCarolina Bank Shall Be Replaced by References to the Stock of MidCarolina Financial Corporation. As a result of clerical error, some or all of the Option Agreements MidCarolina entered into fail to account for the succession of MidCarolina to the Plan that occurred in 2002 when MidCarolina became the holding company for MidCarolina Bank. As a consequence, some or all of the Option Agreements purport by their terms to grant the right to acquire shares of MidCarolina Bank. By executing this Amendment, the undersigned acknowledges and agrees that his or her Option Agreement grants the right to acquire shares of MidCarolina only and no right to acquire any shares of MidCarolina Bank, and MidCarolina Bank shall no longer be considered a party to the Option Agreement. All references in the Option Agreement to MidCarolina Bank or “the Bank” shall be deemed to refer instead to MidCarolina Financial Corporation.

6. Other Option Terms Are Not Affected by this Amendment. Except as amended by this Amendment and except as changes may be necessary to ensure that options whose vesting accelerates continue to qualify as incentive stock options under the Internal Revenue Code of 1986, the terms and conditions of the Option Agreement shall remain in full force and effect.

7. Counterparts. This Amendment may be executed in one or more counterparts, each of will be deemed an original, but all of which taken together will constitute one and the same document.

IN WITNESS WHEREOF, the undersigned Optionee and MidCarolina Financial Corporation have executed this Amendment of Option Agreement as of the date first written above.

OPTIONEE	MIDCAROLINA FINANCIAL CORPORATION

William Daniel	By:
Its:

Exhibit A

AMENDMENT OF STOCK OPTION AGREEMENT

		option terms (adjusted for stock splits and stock dividends)
Optionee	date of option grant (date of Option Agreement)	number of shares of common stock acquirable	per share exercise price	percent vested on the date of the Amendment
William Daniel	April 18, 2005	7,500	$12.40	20%